ITRON, INC.                                                          Exhibit 12
Statement of Computation of Ratios
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                                                             Year Ended December 31,
                                                -----------  -----------------------------------  -----------
                                                      1993        1994         1995        1996         1997
                                                -----------  ----------  -----------   ---------  -----------
                                                             (in thousands, except ratios)
Earnings:
     Pre-tax income (loss)                           7,373      14,193       16,401      (2,134)       1,635

Fixed Charges:
     Convertible debt amort                                                                              357
     Interest capitalized                                -           -            -         533          994
     Interest expense,Gross                            619         138          252         923        3,834
                                                -----------  ----------  -----------   ---------  -----------
a)   Fixed charges                                     619         138          252       1,456        4,828
                                                -----------  ----------  -----------   ---------  -----------

b)   Earnings for ratio                              7,992      14,331       16,653        (678)       6,463


Ratios:
Ratio of Earnings to Fixed Charges (b/a)           12.9111      103.85        66.08         n/a        1.3386

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